Exhibit 99.3

Contact: Don Watson       602-631-7224

CSK Auto Corporation Announces Intent to Refinance Existing Indebtedness

PHOENIX, AZ, July 25, 2005 -- CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc. (the “Company”), a specialty retailer in the automotive aftermarket, announced a proposed refinancing that includes the execution of a new asset-based senior credit facility expected to consist of a $250 million senior secured revolving line of credit, which is expected to be subsequently increased by an additional $75 million to a total of $325 million, and the issuance of up to $125 million aggregate original principal amount of exchangeable senior unsecured notes in a private offering. The proposed refinancing is consistent with one of the Company’s primary objectives of obtaining the lowest cost of capital available, which will allow the Company to further reduce its long-term debt.

The Company expects to use proceeds from the proposed note offering, borrowings under the proposed new senior credit facility and cash on hand to repay in full its approximately $252.5 million of indebtedness under its existing senior credit facility, repurchase up to $25 million (aggregate purchase price) of CSK Auto Corporation common stock and for general corporate purposes. A portion of the proceeds is expected to be used to pay costs associated with an exchangeable note hedge transaction being entered into in connection with the issuance of the notes.

All of the proposed refinancing transactions, including the private placement of the notes, are subject to market and other conditions. Excluding any charges relative to the retirement of debt associated with the proposed financing transactions, CSK Auto Corporation foresees no change in its fiscal 2005 earnings guidance given May 3, 2005.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the company’s filings with the Securities and Exchange Commission.